Exhibit 99.1

Towerstream Announces Full Exercise of Over-Allotment Option

MIDDLETOWN, R.I., Nov. 1, 2016 (GLOBE NEWSWIRE) — Towerstream Corporation (NASDAQ: TWER) (the “Company”), a leading fixed-wireless fiber alternative company, announced that the underwriter for its recent underwritten public offering has exercised in full its option to purchase from the Company an additional 444,444 shares of the Company’s common stock at the initial offering price to the public of $1.35 per share to cover over-allotments.

Including the purchase of the additional shares, the Company issued a total of 3,407,407 shares of its common stock in the offering, for aggregate gross proceeds of $4.6 million, before deducting underwriting discounts, commissions and other offering expenses.

Laidlaw & Company (UK) Ltd. acted as the sole book-running manager for the offering.

A registration statement relating to the securities sold in the offering was declared effective by the Securities and Exchange Commission on September 16, 2016. The offering was made solely by means of a prospectus, copies of which may be obtained by contacting Laidlaw & Company (UK) Ltd. Attention: Syndicate Department, 546 Fifth Avenue, New York, NY 10036, by telephone at (212) 953-4900 or by email at syndicate@laidlawltd.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Towerstream Corporation

Towerstream Corporation (TWER) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses. The company offers broadband services in 12 urban markets, including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net